Exhibit 99
Contact:	David W. Sharp
(713-361-2630)

For immediate release

HORIZON OFFSHORE NAMES ADDITIONAL BOARD MEMBER

HOUSTON (Jan. 22, 2003)--Horizon Offshore, Inc. (NASDAQ: HOFF) today announced that Ken R. LeSuer was elected to fill a vacancy on the board of directors of the Houston-based marine construction company.

LeSuer retired in January 1999 as vice chairman of Halliburton Company.  LeSuer’s career with Halliburton spanned more than 40 years. After various overseas assignments in Asia/Pacific and Europe/Africa, LeSuer returned to Halliburton corporate headquarters where he assumed the position of vice president of international operations.  LeSuer served as president of three Halliburton operating units before being promoted to president and  chief executive officer of Halliburton Energy Services.  In 1996, he assumed the role of president and chief executive officer of Halliburton Energy Group and eventually became vice chairman of Halliburton Company.

LeSuer has been, and remains, very active in business and professional activities and community affairs.  He presently sits on the boards of, or is affiliated with, Flash Find Corporation, Dwight Look College of Engineering External Advisory and Dev. Council – Texas A & M University, Offshore Energy Center, Independent Petroleum Association of America, Texas A & M Petroleum Engineering Industry Board, Society of Petroleum Engineers/American Institute of Mining Engineers, 25 Year Club of the Petroleum Industry and the Pioneers Oil Industry Society.

“We are privileged to have Ken as a member of our board.  His wealth of experience in the international sector will be invaluable as Horizon continues its growth in that arena,”said J. Louis Frank, chairman of the board of Horizon.  “Ken’s addition to the board is another step towards more independence.  Our board is well positioned with members representing a broad scope of business knowledge, which will serve us well in the growth of our company.”

Horizon Offshore provides marine construction services to the offshore oil and gas industry.  The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the company's filings with the Securities and Exchange Commission.

            Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements.  Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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